Exhibit (r)(2)

EXHIBIT C

INTELLIGENCE DRIVEN ADVISERS

CODE OF ETHICS

DATED August 5, 2025

This Code of Ethics (the “Code”) applies to all Access Persons, as defined in Section 1(a) below, of Intelligence Driven Advisers (“IDA” or the “Firm”). This Code supersedes all previous versions of the Firm’s Code.

1.	Definitions

(a)	“Access Persons” means all employees, directors, officers, partners or members of the Firm who (i) have access to nonpublic information regarding Advisory Clients’ purchases or sales of securities, (ii) are involved in making securities recommendations to Advisory Clients, (iii) have access to nonpublic recommendations or the portfolio holdings of an affiliate or (iv) all of the Company’s investment management personnel. Operations and client service personnel who regularly communicate with Advisory Clients also may be deemed to be Access Persons.

(b)	“Beneficial Ownership” means any interest in a security for which an Access Person can directly or indirectly receive a monetary benefit, which may include the right to buy or sell a security, to direct the purchase or sale of a security, or to vote or direct the voting of a security (see Appendix 1 of this section for Examples of Beneficial Ownership). NOTE: This broad definition of “beneficial ownership” does not necessarily apply for purposes of other securities laws or for purposes of estate or income tax reporting or liability. An employee may declare that the reporting or recording of any securities transaction should not be construed as an admission that he or she has any direct or indirect beneficial ownership in the security for other purposes.

(c)	“Exchange Traded Funds” (“ETFs”) are shares of ownership in either mutual funds, unit investment trusts or depository receipts that hold portfolios of common stocks that closely track the performance and dividend yield of specific indices.

(d)	“Exempt Transactions” means any transaction exempt from the pre-clearance, holding and/or reporting requirements under the Code. Such transactions are still subject to the Code and may still be reviewed by the Chief Compliance Officer (“CCO”) or designee.

(e)	“Federal Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Company Act of 1940, the Investment Advisers Act of 1940, the Bank Secrecy Act of 1970, as it applies to fund and investment advisers, Title V of the Gramm-Leach- Bliley Act of 1999, the Sarbanes-Oxley Act of 2002, any rules adopted by the SEC under any of these statutes and any rules adopted there under by the SEC, Department of Labor or the Department of Treasury.

(f)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(g)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) (15 U.S.C. 77d(2) or 77(d)(6)) or pursuant to 230.504, 230.505, or 230.506 of this chapter.

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(h)	“Personal Account” means every account for which an Access Person may directly or indirectly influence or control the investment decisions of the account and otherwise be deemed to have Beneficial Ownership. This typically includes, but may not be limited to, accounts of (a) any Access Person, (b) the spouse of such Access Person, (c) any children living in the same household of such Access Person, and/or (d) any other person residing in the same household of such Access Person, if such Access person has a beneficial interest in such account(s). Each of the above accounts is considered a personal account of the Access Person.

(i)	“Prohibited Transactions” means a personal securities transaction prohibited by this Code.

(j)	“Purchase or sale of a security” means the buying or selling of any stock and includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(k)	“Restricted Securities” means Covered Securities that have been identified by the CCO as securities that are under consideration for either purchase or sale in client portfolios or being actively traded in client portfolios.

(l)	“Secondary Offering” means an offering of securities of a publicly traded company that prior to the offering were not registered under the Securities Act of 1933, as amended.

(m)	“Securities” or “Covered Securities” means securities that are covered by the Code and therefore are subject to pre-clearance and reporting requirements. Such covered securities include, but are not necessarily limited to:

●	Any security (excluding open-end mutual funds) that is held in, recommended for, or under active consideration for an IDA model portfolio (primary, secondary, or tertiary) or the IDA Private Access Fund.

●	Individual Stocks: Common and preferred equity securities, unless exempted below.

●	Restricted Securities: Securities that are not freely tradable due to legal or contractual restrictions.

●	Convertible/Exchangeable Instruments: Any security convertible into or exchangeable for stock or debt.

●	Derivatives: Options, warrants, futures, or other derivatives tied to securities.

●	Private Offerings: IPOs and limited/private placements.

●	Affiliated Funds: Any fund advised or sub-advised by IDA or affiliated entities (e.g., IDA Private Access Fund, Invictus).

●	Digital Assets: All crypto tokens, ICOs, and security tokens (excluding currencies like Bitcoin and Litecoin used solely as a medium of exchange).

2.	Fiduciary Obligations and Ethical Principles

The Firm and its Access Persons have an ongoing fiduciary responsibility to the Firm’s clients and must ensure that the needs of the clients always come first. The Firm holds its Access Persons to a very high standard of integrity and business practices. In serving its clients, the Firm and its Access Persons must at all times deal with clients in an honest and ethical manner and comply with all the Federal Securities Laws.

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While affirming its confidence in the integrity and good faith of its Access Persons, the Firm understands that the knowledge of present or future client portfolio transactions and the power to influence client portfolio transactions, if held by such individuals, places them in a position where their personal interests might become conflicted with the interests of the Firm’s clients. Such conflicts of interest could arise, for example, if securities are bought or sold for personal accounts in a manner that either competes with the purchase or sale of securities for clients results in an advantageous position for the personal accounts.

Because the Firm is a fiduciary to its clients, Access Persons must attempt to avoid actual and potential conflicts of interest with the Firm’s clients. Therefore, in view of the foregoing and in accordance with the provisions of Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Firm has adopted this Code to outline and prohibit certain types of activities that are deemed to create conflicts of interest (or at least the potential for, or the appearance of, such a conflict) and to outline reporting requirements and enforcement procedures.

In addition, Access Persons must adhere to the following general principles as well as to the Code’s specific provisions:

(a)	At all times, the interests of the Firm’s clients must come first;

(b)	Personal securities transactions must be conducted consistent with the Code in a manner that avoids any actual or potential conflict of interest;

(c)	No inappropriate advantage should ever be taken that is contrary to the Firm’s responsibilities and duties to its clients.

3.	Unlawful Actions

It is unlawful for any Access Person:

(a)	To employ any device, scheme or artifice to defraud a client;

(b)	To make any untrue statement of a material fact to any of the Firm’s clients or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

(c)	To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a client;

(d)	To engage in any manipulative practice with respect to a client.

4.	Procedures regarding trading by Access Persons in Personal Accounts

(a)	Pre-clearance Approval:

No Access Person may purchase or sell any Covered Securities in their own Personal Accounts, including those for which they have beneficial ownership, with the exception of the exempted transactions listed in section 4(b) below, without written pre-approval by the CCO or designee. All preapproved trades must be completed within 24 hours of when approval is received. The CCO or designee shall be responsible for documenting preapproval trades of the Firm.

Access Persons include all individuals with direct or indirect access to the holdings, trading activity, or investment considerations of IDA, including the IDA Private Access Fund (the “Fund”). Access Persons are subject to pre-clearance, reporting, and trading restrictions under this Code.

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Please note: At the discretion of the CCO and in accordance with the Firm’s written policy and procedures regarding aggregated block trades, Access Person transactions may be included in an aggregated block trade for clients, so long as it is in the same direction (i.e., all buys or all sells), for the same security and requested on the same day the aggregated block trade takes place. If block trading is not possible, the access person may not place the personal trade for the same security on the same day as a client.

(b)	Exempt Transactions:

●	The following securities and transactions are exempt from pre-clearance and reporting, as long as the security is not held in any IDA model portfolio or the IDA Private Access Fund.

●	Large Cap Securities: Individual securities with a market capitalization over $5 billion.

●	ETFs: Any exchange-traded fund (ETF).

●	Open-End Mutual Funds: Except those advised or sub-advised by IDA or its affiliates.

●	Government Securities: U.S. Treasuries, Savings Bonds, and other securities issued by U.S. government agencies or instrumentalities.

●	Bank-Issued Instruments: Bank CDs, bankers’ acceptances (not including corporate or high-yield bonds).

●	Short-Term Debt: Commercial paper and repurchase agreements.

●	Currencies: U.S. dollars, euros, and other fiat currencies used as a medium of exchange. Cryptocurrency (Currency Only): Cryptocurrencies such as Bitcoin and Litecoin used solely for exchange purposes are not considered securities. However, crypto tokens, ICOs, and similar assets must still be pre-cleared.

(c)	Misuse of Non-Public Information:

No Access Person shall divulge or act upon any material, non-public information as such activity is defined and as further detailed in Appendix 2, IDA’s Insider Trading Policies and Procedures, which are incorporated herein. Upon initial execution of this Code and annually thereafter, all Access Persons are required to read the Insider Trading Policies and Procedures and acknowledge via the Firm’s Compliance Portal within 15 days of receipt. See also Appendix 3 for the IDA’s Insider Trading Acknowledgement Form.

5.	Conflicts of Interest Issues

(a)	Pay to Play and Political Contribution Limitations: In accordance with Section IV.F. of this Manual, IDA has adopted the following policies and procedures to avoid potential conflicts that may exist as a result of making campaign contributions and related payments to elected officials in order to influence the awarding of an advisory contract.

The Firm, any solicitor on behalf of the Firm, or any Firm employee that is considered a “Covered Associate” (as defined below) may not make, without first obtaining prior written approval from the CCO, a Political Contribution (as defined below) to any one candidate or official, per election that in the aggregate would exceed $150 if the Covered Associate could not vote for the candidate or official, or $350 if the Covered Associate could vote for the candidate or official. All Firm employees and solicitors must report each political contribution to the CCO using the Firm’s Compliance Portal., within 10 days after the contribution has been made. See also Appendix 4, IDA’s Political Contributions Reporting Form.

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In addition, new employees, any promoted employees and any new solicitors that fall within the definition of Covered Associate will be required to report all political contributions they made within the last six months from date of hire, promotion, or engagement, or within the last two years, if their employment or promotion requires the Covered Associate to solicit clients on behalf of the Firm. These reports must include the name of the employee or solicitor, the name of the office holder or candidate that received the contribution, the office the recipient is running for, the amount of the contribution, when the contribution was made, whether or not the contributing employee is eligible to vote for the recipient and whether or not the official or candidate has an existing or potential relationship with the Firm and/or the contributing employee.

Covered Associate of the Firm means:

(i)	Any general partner, managing member or executive officer, or other individual with a similar status or function;

(ii)	Any employee or independent contractor who solicits a government entity for the Firm and any person who supervises, directly or indirectly, such employee or independent contractor;

(iii)	Any political action committee controlled by the Firm or by any person described in paragraphs (i) and (ii) above.

Political Contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

(i)	The purpose of influencing any election for federal, state or local office;

(ii)	Payment of debt incurred in connection with any such election;

(iii)	Transition or inaugural expenses of the successful candidate for state or local office.

In accordance with this Rule 204-2, the CCO will maintain the following records on behalf of IDA:

(1)	a list of all Covered Associates (as defined in Rule 206(4)-5);

(2)	a list of all government entities that the Firm has provided investment advisory services, or which are or were investors in any covered investment pool to which the Firm provides or has provided investment advisory services, as applicable, in the past five years, but not prior to September 13, 2010;

(3)	all direct or indirect contributions made by the Firm or any of its Covered Associates to an official of a government entity, or direct or indirect payments to a political party of a State or political subdivision thereof, or to a political action committee; and

(4)	the name and business address of each regulated person to whom the Firm provides or agrees to provide, directly or indirectly, payment to solicit a government entity for investment advisory services on its behalf, in accordance with §275.206(4)–5(a)(2).

Records relating to contributions and payments will be listed in chronological order and include all information outlined in Rule 204-2 of the Advisers Act.

(b)	Charitable Donations: In order to avoid any potential or real conflicts of interests with clients, the Firm and its Access Persons are required to pre-clear any type of charitable donation either directly or indirectly, to any non-affiliated charitable organization:

(i)	That is a client or potential client of the Firm

(ii)	Where a donation has been requested by a client, potential client or consultant

(iii)	Where it could have the appearance of “pay to play” activity

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(c)	Gifts: No Access Person shall accept or give any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, prizes, travel expenses, entertainment tickets) of more than $250 in value from any person or entity that does business with or on behalf of the Firm. All gifts given and received must be reported to the CCO or designee at the time the gift was given and/or received via the Firm’s Compliance Portal. Meals, entertainment and travel in the presence of the person or entity that does or seeks to do business with the Firm are permitted outside the $250 limit but must be pre-cleared and approved by the CCO or designee prior to the event if the event cost will exceed $1000 by submitting the request on the Firm’s Compliance Portal. See also IDA’s Policies and Procedures Manual for additional information and Appendix 5-6 for IDA’s Gift Pre-Clearance Form and Quarterly Gift Reporting Form.

(d)	Service on Boards: No Access Person shall serve on the board of directors of a company, institution, endowment, charity, or any other organization without prior written authorization by the CCO or designee. If board service is authorized, such Access Person shall at all times ensure that they have no role in making any type of investment decisions with respect to the company, unless otherwise approved by the CCO or designee. To receive pre-clearance authorization for board service, please complete the IDA’s Outside Business Activities Form on the Firm’s Compliance Portal. Also found at Appendix 7.

(e)	Outside Business Activities: While associated with the Firm, no Access Person will accept outside employment or receive outside compensation without IDA’s approval. This may be accomplished by completing the IDA’s Outside Business Activities Form on the Firm’s Compliance Portal. Also found at Appendix 7 and obtaining written approval by the CCO or designee. Please note: this procedure must be followed even if the outside activity is performed without receiving compensation.

6.	Reporting and Compliance Procedures

(a)	Brokerage Statements: Access Persons are strongly encouraged to have all personal trading brokerage accounts at Charles Schwab. Should an Access Person have a personal outside brokerage account elsewhere, they must disclose such accounts on the Firm’s Compliance Portal. Or complete the Outside Brokerage Account Form at Appendix 8, and otherwise provide all necessary information to the CCO in order for IDA to direct such broker(s) to send the Firm as necessary a copy of the Access Person’s trade confirmation and quarterly account statements for each Personal Brokerage Account(s) in which the Access Person has a beneficial interest.

(b)	Submission of Personal Securities Transaction Pre-Clearance Forms: As specified in section 4(a)(i) above, prior to transacting in non-exempt personal securities transactions, Access Persons must submit preclearance via the Firm’s Compliance Portal or by using IDA’s Personal Securities Transaction Pre-Clearance Reporting Form found at Appendix 9. Additionally, in accordance with the Investment Adviser Code of Ethics Rule, all IDA investment personnel must pre-clear any initial public offering (“IPO”) or limited offering (such as a private placement investment) prior to purchase by using this Form.

(c)	Submission of Quarterly Personal Securities Transaction Reports: In order for the Firm to monitor compliance with the Code and to comply with Rule 204A-1 of the Advisers Act, every Access Person is required to report to the CCO or designee the information described below, or in the alternative, cause the Firm to receive or be provided with monthly and/or quarterly brokerage account statements that contain the following information:

(i)	The date of the transaction (either trade date or settlement date), the name of the Security, the symbol, the number of shares, the maturity date and/or the interest rate, if applicable, and the principal amount of each Security involved;

(ii)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

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(iii)	The price of the Security at which the transaction was affected;

(iv)	The name of the broker, dealer or bank with or through whom the transaction was affected; and

(v)	The name and account number of the Personal Account.

For transactions in personal brokerage accounts for which the Firm has not timely received7 a duplicate statement, the Access person is required to complete and submit IDA’s Quarterly Personal Securities Transaction Report via the Firm’s Compliance Portal, or Appendix 10 within 30 days following quarter-end.

(d)	Initial and Annual Holdings Reports: No later than 10 days after becoming an Access Person, and annually thereafter, each Access Person must submit to the CCO or designee a report of his or her personal securities holdings via the Firm’s Compliance Portal or with IDA’s Initial/Annual Holdings Report found at Appendix 11. The report must include the following information, which must be as of a date no more than 45 days prior to the date the report was submitted:

(i)	The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

(ii)	The name of the broker, dealer or bank with which the Access Person maintains an account in which the securities are held; and

(iii)	The date the Access Person submits the report.

7.	Administration of the Code

The CCO or designee will review all reports and other information submitted under this Code. All reviews will be documented by the CCO and kept in accordance with record keeping requirements under Section 10 of this Code.

Access Persons are required to immediately report any potential violation or violation of this Code of which he or she becomes aware to the CCO. No Access Person will be sanctioned for reporting a potential violation or violation.

Each Access Person shall receive a copy of the Code annually and anytime the Code is amended. Upon receipt, each Access Person is required to read and acknowledge his or her understanding of the requirements of the Code through the submission of IDA’s Code of Ethics Acknowledgment Form on the Firm’s Compliance Portal, also found at Appendix 12, to the CCO, which in addition provides that the Access Person agrees to abide by the Code. This Acknowledgment must be submitted no later than 30 days from the date of receipt of the Code, including any amendments thereto.

[7]	In the August 31, 2004, adoption of Rule 204A-1 [17 CFR 275.204A-1] under the Investment Advisers Act of 1940 [15 U.S.C. 80b] and amended rule 17j-1 [17 CFR 270.17j-1] under the Investment Company Act of 1940 [15 U.S.C. 80a], the SEC clarified in the Investment Advisers Codes of Ethics release that such information must be received by the Adviser within 30 days following quarter-end.

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8.	Violations of the Code

The CCO or designee will assess whether any violation has occurred. If it is determined that a violation has occurred, the CCO may impose such sanctions as he deems appropriate, including, but not limited to suspension of personal trading privileges for a period, disgorging of profits made by the violator, fines and/or dismissal from the Firm.

While facts and circumstances will greatly influence those actions and steps taken by IDA, generally, the CCO will administer the appropriate disciplinary action against the Associated Persons who committed the violation, using the general guidelines outlined below:

●	First violation, oral or written warning and meeting with the CCO, CEO and/or President to discuss and train on the applicable area.

●	Second violation, oral or written warning and meeting with the CCO, CEO and/or President to discuss and train on the applicable area.

●	Third violation, oral or written warning and meeting with the CCO, CEO and/or President to discuss and train on the applicable area; additional actions, including termination of employment also will be considered dependent upon the type of violation.

The CCO has discretion to waive any of the above guidelines or take additional action depending on the facts and circumstances of the violation.

The following are examples of some of the violations that, if found to have occurred, will be deemed to be instances of misconduct unless there are exceptional mitigating circumstances:

●	Failure to report new brokerage accounts within 10 days;

●	Entering into personal security transactions which are either unauthorized or without the appropriate pre-authorization; and

●	Failing to timely file personal trading quarterly reports.

The CCO will document all disciplinary actions taken against any Associated Person(s) and a copy of such documentation will be maintained in the Associated Person’s personnel file. The documentation will include the nature of the cause for the disciplinary action, the specific fines or penalties imposed, the response of the Associated Person disciplined, and any and all corrective actions taken by IDA. In addition, IDA encourages all Associated Persons to immediately notify the CCO whenever he/she believes there may have been a violation of the Firm’s Code.

9.	Exceptions

The CCO may grant written exceptions to the provisions of the Code based on equitable considerations (e.g., rapid markets, hardship, satisfaction of a court order, etc.). The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions or all transactions, and may apply to past as well as future transactions, provided that no exception will be granted where the exceptions would result in a violation of Rule 204A-1 of the Advisers Act or any other Federal Securities Law.

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10.	Recordkeeping Requirements

The CCO or designee will be responsible for maintaining the following records pertaining to the Code for a minimum of five years from the end of the fiscal year in which the information was obtained and/or in effect, the first two years onsite in an accessible place, with the exception of 10(c) below, which will be kept for five years after the individual ceases to be deemed an Access Person:

(a)	A list of all of the Firm’s Access Persons, which will include every person who was deemed an Access Person at any time within the past five years, even if they are no longer deemed as such;

(b)	Copies of the Code and all amendments thereto;

(c)	Copies of all the written acknowledgments required in section 7(c) above submitted by each Access Person;

(d)	A record of any violation of the Code and any action taken as a result of the violation;

(e)	Copies of each report submitted by an Access Person required in sections 6(b) and (c) above;

(f)	Copies of all brokerage statements submitted in accordance with section 6(a) above;

(g)	All pre-clearance decisions and the reasons supporting the decision; and

(h)	Copies of all written exceptions granted under section 9 above.

Any Access Person having questions relating to the Code should contact the CCO.

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Appendix 1

INTELLIGENCE DRIVEN ADVISERS

EXAMPLES OF BENEFICIAL OWNERSHIP

●	Securities held by an Access Person for their own benefit, regardless of the form in which held;

●	Securities held by others for a Access Person’s benefit, such as securities held by custodians, brokers, relatives, executors or administrators;

●	Securities held by a pledge for an Access Person’s account;

●	Securities held by a trust in which an Access Person has an income or remainder interest, unless the Access Person’s only interest is to receive principal (a) if some other remainder man dies before distribution or (b) if some other person can direct by Will a distribution of trust property or income to the Access Person;

●	Securities held by an Access Person as trustee or co-trustee, where the Access Person or any member of their immediate family (i.e., spouse, children or their descendants, stepchildren, parents and their ancestors, and stepparents, in each case treating a legal adoption as a blood relationship) has an income or remainder interest in the trust;

●	Securities held by a trust of which the Access Person is the settler, if the Access Person has the power to revoke the trust without obtaining the consent of all the beneficiaries;

●	Securities held by a general or limited partnership in which the Access Person is either the general partner of such partnership or a controlling partner of such entity (e.g., Access Person owns more than 25% of the partnership’s general or limited partnership interests);

●	Securities held by a personal holding company controlled by a Access Person alone or jointly with others;

●	Securities held in the name of minor children of a Access Person or in the name of any relative of a Access Person or of their spouse (including an adult child) who is presently sharing the Access Person’s home;

●	Securities held in the name of any person other than a Access Person and those listed above, if by reason of any contract, understanding, relationship, agreement, or other arrangement the Access Person obtains benefits equivalent to those of ownership; and

●	Securities held in the name of any person other than an Access Person, even though the Access Person does not obtain benefits equivalent to those of ownership (as described above), if the Access Person can vest or re-vest title in himself.

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Appendix 2

INTELLIGENCE DRIVEN ADVISERS

INSIDER TRADING POLICIES AND PROCEDURES

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“1988 Act”) further extends the safeguards of the Securities Exchange Act of 1934 as it pertains to “insider trading.” The purpose of this Insider Trading Policies and Procedures is to comply with the 1988 Act and the Advisers Act. In addition, the policies and procedures herein are designed to provide a program for educating, detecting and preventing insider trading by Supervised Persons of the Firm.

1.	DEFINITIONS

“Insider” is a person with access to material key information about a publicly traded company before it is announced to the public. Typically, the term refers to corporate officers, directors and key personnel, but may be extended to include family members, relatives and/or others in a position to capitalize on insider information. Additionally, persons may be characterized as “temporary” or “constructive” insiders if they have access to material non-public information for a legitimate purpose in the context of performing a service for a particular company. Examples include, but are not limited to accountants, attorneys, IT service providers, and even printers who print financial information.

“Insider Information” describes material non-public information regarding corporate events that have not yet been made public. For example, the officers of a firm know in advance if the company is about to be acquired or if the latest earning report is going to differ significantly from information previously released. If information reasonably influences the purchase, sale or market value of a company’s securities and such information has not yet been publicized in a widely used medium, then it is considered insider information.

“Misappropriation” usually occurs when a person acquires inside information about one company in violation of a duty owed to another company. For example, if an employee of ABC Public Company has knowledge that XYZ Public Company is negotiating a merger with ABC Company, that employee has material nonpublic information about both companies and must not trade in such companies’ stocks or pass on the information to anyone that does not already know.

“Tipping” is passing along inside information to others. A tip occurs when an insider (the “tipper”) discloses inside information to another person (the “recipient”), which causes the recipient to become an insider and therefore subject to a duty not to trade or pass along the information while in possession of that information. The act of tipping violates the 1988 Act and both the tipper and the recipient may be subject to liability for insider trading regardless of whether a benefit was derived from the action.

2.	PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material, nonpublic information are severe, both for the individuals involved in the unlawful conduct and for the employers. A person can be subject to some or all of the penalties set forth below even if he or he does not personally benefit from the violation. Penalties may include:

●	civil injunctions;

●	disgorgement of profits;

●	jail sentences;

●	fines for the person who committed the violation of up to three times the profit gained, or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

●	Criminal penalties that can result in a maximum fine of up to $5,000,000 and twenty (20) years imprisonment.

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Appendix 2

3.	POLICY

IDA and its Associated Persons are prohibited from acting upon material non-public information, which includes tipping.

There may be times that an Associated Person receives insider information during the ordinary course of employment with the Firm and regardless if the receipt of such information is advertent or inadvertent, that person will be deemed an “insider”. This may occur under a variety of circumstances, including but not limited to the following:

Example 1: An IDA client may be an officer or director of a publicly traded company that is undergoing material structural changes and discloses these changes to an Associated Person.

Example 2: An Associated Person inadvertently receives insider information during a research call with a public company, an expert network consultant, a broker-dealer, an investment manager, or others with such information.

Example 3: An Associated Person receives non-public information regarding a tender offer.

If an Associated Person is unsure or suspects that he/he may have obtained or may be perceived to have obtained insider information, they should notify the CCO immediately.

Prohibited activity while in receipt of material non-public information includes but is not limited to the following activities:

●	Purchasing or selling a security (or a derivative of such security) for any IDA client, in an Access Person Account (including accounts in which the Access Person has beneficial ownership), or any proprietary account, or in any other account while in possession of material, non-public information relating to that security or its issuer of affiliates; and

●	Communicating material, non-public information to another (with the exception of the CCO), whether or not such communication leads to or was intended to lead to, a purchase or sale of securities.

To help avoid possible violations, senior management of IDA will exercise great care, in accordance with the procedures outlined below, in the supervision of Associated Persons and of the securities transactions of their personnel. If there is any question as to whether a contemplated purchase or sale would violate the insider trading rules, Associated Persons must consult with the CCO prior to effecting the transaction.

4.	PROCEDURES

Use of Expert Networks Providing Research

Expert networks are defined as “A group of professionals who are paid by outsiders for their specialized information and research services.” Associated Persons must notify the CCO prior to engaging/contracting with an expert network firm to provide specialized research. The CCO or designee will perform and document a due diligence review of the expert network firm, including a review of the controls in place at the firm regarding insider trading and for ensuring that material non-public information is not passed on to their clients. This review shall be conducted prior to engagement and at least annually thereafter. Additionally, all contracts entered into with the expert network firm must contain a certification by the expert network firm that they will not at any time provide material non-public information to or any of the firm’s Associated Persons.

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Appendix 2

If the Firm becomes aware or suspects that MNPI may have been shared during an interaction with an expert network:

●	Immediate Escalation: The Associated Person must notify the CCO immediately.

●	Internal Review: The CCO will initiate an internal review, which may include interviews with involved employees, a review of notes or recordings (if applicable), and consultation with legal counsel.

●	Trading Restrictions: A trading freeze will be implemented for any securities discussed during the potentially compromised interaction, pending completion of the internal investigation.

●	Reporting: If MNPI was received or used in violation of the Firm’s policies, appropriate regulatory reporting may be made, and disciplinary action may be taken against the involved Associated Person(s), up to and including termination.

Contacts with Public Traded Companies

Any Associated Person that has contact with an employee, director, officer, or majority shareholder of any publicly traded company to obtain research information or to discuss matters that relate to any investment advisory account of IDA, the Associated Person will:

(i)	Maintain a log of all meetings and calls with such employee, director, officer, or majority shareholder; and

(ii)	Immediately notify the CCO if the Associated Person believes that he or he has received any material non-public information during such contact.

Clients Who Are Officers of Public Companies

From time to time, IDA may have clients who are majority shareholders, directors, officers, or employees of publicly traded companies. When this occurs, the IAR assigned to such client(s) is responsible for immediately notifying the CCO, who will determine whether that security should be added to the Firm’s Restricted Securities List.

Restricted Securities List

A security will be placed on the firm’s Restricted Securities List, when it has been determined that the firm may have inside information pertaining to the security, or the security should not be traded by the firm or employees for other reasons determined by senior management (“Restricted Security”). When a security is placed on the Restricted Security List, Associated Persons are prohibited from purchasing or selling such Restricted Security in any Access Person Account or on behalf of any client account during the time period the security is included on the List. The CCO shall be responsible for maintaining the Firm’s Restricted Securities List and will ensure that all Associated Persons are notified of the securities listed on the Restricted Securities List, along with changes that are made from time to time.

Notification of Receipt of Material Non-Public Information

Any Associated Person who becomes aware of material, non-public information, or becomes aware of any Associated Person that may have or has obtained such information should immediately advise the CCO. Associated Persons are prohibited from discussing such with any other firm personnel.

EXHIBIT C

Appendix 2

Ongoing Responsibility of all IDA Associated Persons

All Associated Persons must make an ongoing diligent effort to ensure that a violation of these Insider Trading Policies and Procedures does not occur. This requires all Associated Persons to:

(a)	Read, understand and agree in writing to comply with the Firm’s Insider Trading Policies and Procedures. Supervised Persons are required to sign an acknowledgement form initially upon hire, when amendments are made, and annually thereafter;

(b)	Disclose to the CCO any employment, relationship, or other involvement (such as board membership or employment by a family member or relative) with a publicly traded company;

(c)	Ensure that no trading occurs in their Access Person Account(s) in any security (or derivative of such security) for which they have material, non-public information;

(d)	Make periodic (no less than annual) written certifications to the Firm that they have not traded upon or communicated material nonpublic information;

(e)	Not disclose insider information obtained from any source whatsoever to any person not already having such knowledge (except the CCO when reporting receipt of such insider information);

(f)	Attend all mandatory educational and training required by the Firm and read all insider trading materials provided by the CCO or his designee;

(g)	Consult with the CCO when questions arise regarding potential receipt of material, non-public information or when potential violations of these Insider Trading Policies and Procedures are suspected;

(h)	Adhere to all requirements under the Firm’s Code of Ethics and these Insider Trading Policies and Procedures; and

(i)	Cooperate fully with the CCO and senior management during any investigation of potential violations of these Insider Trading Policies and Procedures.

5.	EMPLOYEE TRAINING AND EDUCATION

Associated Persons will be provided a copy of this Insider Trading Policies and Procedures initially upon hire, annually, and anytime an amendment is made, and must execute acknowledgments as outlined in Item 4 above. IDA also provides periodic educational training with respect to the prohibitions of insider trading, and the Firm’s Insider Trading Policies and Procedures, which will be delivered in different ways that may include attendance to seminars, meetings, and/or webinars, and providing written materials for review.

6.	VIOLATIONS AND SANCTIONS

Any potential violation of IDA’s Insider Trading Policies and Procedures will result in an internal review and could result in immediate sanctions (including those outlined in Item 2 above), and termination of employment for all Associated Person(s) involved. No Associated Person will be sanctioned for the reporting of any potential or actual violation of the Firm’s Insider Trading Policies and Procedures

EXHIBIT C

Appendix 3

INTELLIGENCE DRIVEN ADVISERS

INSIDER TRADING POLICIES AND PROCEDURES

ACKNOWLEDGEMENT FORM AND CERTIFICATE OF COMPLIANCE

NAME (PLEASE PRINT)

1.	IDA Financial Inc.’s Insider Trading Policies and Procedures (“Insider Trading Policy”) updated as of _______________, 20 ___, has been provided to me for my review.

2.	I certify that I have read and understand the Insider Trading Policy and will comply with these policies and procedures during the course of my association with the Firm.

3.	I agree to promptly report to the CCO any violation, or possible violation, of the Insider Trading Policy of which I became aware.

4.	I understand that violation of the Insider Trading Policy will be grounds for disciplinary action up to and including dismissal and may also be a violation of federal and/or state securities laws.

SIGNATURE

DATE

EXHIBIT C

Appendix 4

INTELLIGENCE DRIVEN ADVISERS

POLITICAL CONTRIBUTIONS PRE-APPROVAL & REPORTING FORM

Section I: Contribution Information

Please complete the following:

Name of contributor*:

Name of recipient:

Amount of contribution:

Date contribution was made:

Does the recipient have an existing or potential business relationship with the Firm and/or the contributor? (Please check one) ☐ Yes   ☐ No

If yes, please describe the relationship:

Political office the recipient is running for:

Is the contributor eligible to vote for recipient? (Please check one) ☐ Yes   ☐ No

Section II: Certification of Contributor

By signing below, I certify to the following:

●	This contribution was not made to directly or indirectly to obtain any type of business or favors for myself or the Firm.

●	To the best of my knowledge, neither I nor the Firm will benefit directly or indirectly from this contribution.

●	The above information is true and correct.

Signature:	Date:

Name (Print):	Title:

For Compliance Use Only:

Permission from Compliance has been ☐ Granted ☐ Denied for this Employee/Associated Person to transact in the security as outlined above.

Compliance Approval /Denial by:	Date:

*	If the Firm is the contributor, please specify and include name and title of officer reporting on behalf of the firm.

EXHIBIT C

Appendix 5

INTELLIGENCE DRIVEN ADVISERS				Date:
GIFT PRE-CLEARANCE FORM				Print Name:
Signature:

Name	Relationship With Person(s)	Description of Gift(s)	Estimated Value	Giving or Receiving	Reason for Gift

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

For Compliance Use Only:

Permission from Compliance has been ☐ Granted ☐ Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:	Date:

EXHIBIT C

Appendix 6

INTELLIGENCE DRIVEN ADVISERS				Date:
QUARTERLY GIFT REPORTING FORM				Print Name:
Signature:

Name	Relationship With Person(s)	Description of Gift(s)	Estimated Value	Gave or Received	Reason for Gift

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

For Compliance Use Only:

Permission from Compliance has been ☐ Granted ☐ Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:	Date:

EXHIBIT C

Appendix 7

INTELLIGENCE DRIVEN ADVISERS

OUTSIDE BUSINESS ACTIVITY APPROVAL FORM

Intelligence Driven Advisers (“IDA” or the “Firm”) requires its employees and Access Persons to obtain prior written permission to have any outside employment or to receive any outside business activity compensation other than through their affiliation with the Firm. IDA’s Code of Ethics also requires you to notify the CCO prior to accepting certain outside employment.

Instructions: Please check all that apply:

1.	______	I understand that I must provide written documentation to the Firm prior to accepting (a) any board position or assignment with a non-public entity (including any church, not-for-profit organization or college/university) where I am to serve in an investment-related position, (b) any type of board position regardless if investment related or not, and/or (c) any outside compensation while still employed or associated with the Firm.

2.	______	I do not have any outside employment, nor do I receive any compensation other than through my employment at or association with the Firm.

3.	______	I have accepted a position or assignment with a non-public company for which I hold an investment related position:

(Name of Company)

(Title/Main Responsibilities)	(Start Date)

4.	______	I have accepted ☐ outside employment (including a board position or assignment) and/or ☐ I am receiving outside compensation while I am associated with the Firm:

(Name of Company)

(Title/Position)	(Start Date)

5.	______	I have not accepted, but request permission to accept outside employment and/or compensation in addition to my employment at the Firm:

(Name of Company)

(Title/Position)	(Start Date)

ACKNOWLEDGEMENT: I hereby certify that all information provided above is true and correct.

Signature:	Date:

Name (Print):	Title:

For Compliance Use Only:

Permission from Compliance has been ☐ Granted ☐ Denied for this Employee/Access Person to engage in the Outside Business Activity as outlined above.

Compliance Approval by:	Date:

EXHIBIT C

Appendix 8

INTELLIGENCE DRIVEN ADVISERS

OUTSIDE BROKERAGE ACCOUNTS REPORTING FORM

Instructions: Please provide the following information for each securities account you hold at an institution outside of Intelligence Driven Advisers. (“IDA” or the “Firm”). If you have no such accounts outside of the Firm, mark the appropriate box below, print your name and return the form as instructed. IDA will send a letter of authorization to each custodian permitting the account to be maintained and requesting that copies of duplicate statements be provided to the Firm. Any questions should be directed to the CCO. If you have more than three outside brokerage accounts to report, please use additional forms.

1.	Please Check one:	☐ Employee	☐ Investment Advisory Representative	☐ Temporary Personnel

Name	IAR ID Number	Telephone Number

2.	☐ Add Account	☐ Remove Account	☐ Existing Account

Account Registration	Account Number

Name and Address of Financial Institution

Account Type (e.g., Custodial, Roth IRA)	Relationship to you

3.	☐ Add Account	☐ Remove Account	☐ Existing Account

Account Registration	Account Number

Name and Address of Financial Institution

Account Type (e.g., Custodial, Roth IRA)	Relationship to you

4.	☐ Add Account	☐ Remove Account	☐ Existing Account

Account Registration	Account Number

Name and Address of Financial Institution

Account Type (e.g., Custodial, Roth IRA)	Relationship to you

5.	Acknowledgement and Certification. I acknowledge that the above list represents all outside securities accounts in which I have direct or indirect beneficial interest as defined in IDA’s Code of Ethics. I hereby acknowledge that I have received a copy of the Firm’s Code of Ethics, and understand it is my responsibility to read and comply with its provisions.

☐	By marking this box, I have acknowledged and agreed to the statement above.

☐	I do not have any securities account held at an institution outside of the Firm.

☐	I do not have any brokerage accounts.

Signature	Date

Print Name	Title/Affiliation

EXHIBIT C

Appendix 9

INTELLIGENCE DRIVEN ADVISERS				Submitted By: (Print Name)
PERSONAL SECURITIES TRANSACTION				Signature:
PRE-CLEARANCE FORM				Date:

Account Name	Acct #	Full Security Name	Ticker Symbol/CUSIP	Date of Transaction	Transaction Type: Buy/Sell Short/Long	No. of Shares	Broker-Dealer Used

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

For Compliance Use Only:

Permission from Compliance has been ☐ Granted ☐ Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:	Date:

EXHIBIT C

Appendix 10

INTELLIGENCE DRIVEN ADVISERS				Submitted By:
QUARTERLY PERSONAL SECURITIES				Date:
TRANSACTION REPORT				No. of Trades to Report:

Account Name	Acct #	Full Security Name	Ticker Symbol/CUSIP	Date of Transaction	Transaction Type: Buy/Sell Short/Long	No. of Shares	Broker-Dealer Used

ACKNOWLEDGEMENT: By my signature above, I hereby certify that all information provided above is true and correct.

For Compliance Use Only:

Permission from Compliance has been ☐ Granted ☐ Denied for this Employee/Access Person to give/receive the gift(s) as outlined above.

Compliance Approval by:	Date:

EXHIBIT C

Appendix 11

INTELLIGENCE DRIVEN ADVISERS

INITIAL/ANNUAL HOLDINGS REPORT

Holdings Declaration

In compliance with SEC guidelines and recommendations, once annually, Intelligence Driven Advisers (“IDA” or the “Firm”) mandates each Access Person to complete this declaration of personal securities holdings within 30 days of receipt. The Access Person must declare: (1) all personal securities holdings owned by the Access Person as of the date of this declaration, including securities in accounts where the Access Person is listed as a joint owner, beneficiary or has control over the account (such as a trustee), and (2) securities owned by the Access Person’s immediate family members living in the same household.

As of the __ day of ____________________ 20 ___, I, ______________________________, declare that the following is a complete list of the securities held by me, including all securities in accounts where I am a beneficiary and/or exercise control, and my immediate family members that live in my household as of the end of calendar year ______.

In lieu of listing each security, I am attaching a copy of each account statement, which lists the securities I am required to declare and includes all required information about each security as outlined in the Firm’s Code of Ethics.

Brokerage accounts:

Owner’s Name	Brokerage Firm	Account Number

Partnerships:

Owner’s Name	Partnership

Securities Not Held in Any Account:

Owner’s Name	Security	Location

Signature and Date

EXHIBIT C

Appendix 11

ADDENDUM

TYPES OF SECURITIES FOR INCLUSION

ON ANNUAL HOLDINGS DECLARATION

College Savings Programs

If the program does not invest in any type of security and is not held at a brokerage firm, it does not need to be reported.

Foundations

If the employee owns/created the foundation, it should be reported as an outside business activity, but not a security holding. Donations to foundations or charities do not need to be reported. An employee should not donate to a foundation or charity in exchange for receiving business from the foundation or charity.

Private Partnerships

Private partnerships and private funds (hedge funds, private equity, etc.) need to be reported.

Real Estate

Ownership in real property does not need to be reported. Investments in REITs or private placements/funds that invest in real estate do need to be reported.

Annuities/Insurance Programs

The product needs to be reported only if it invests in securities.

401Ks

The holdings do not need to be reported if the 401K only invests in unaffiliated third party open end mutual funds. If the 401K invests in any other type of security that is not considered “exempt”, then the holdings need to be reported.

IRAs

IRAs need to be reported if the account holds any type of reportable security.

EXHIBIT C

Appendix 12

INTELLIGENCE DRIVEN ADVISERS

CODE ACKNOWLEDGEMENT FORM AND

CERTIFICATE OF COMPLIANCE

NAME (PLEASE PRINT)

Intelligence Driven Advisers’ (“IDA” or the “Firm”) Code of Ethics (“Code”) dated October 18, 2018 has been provided to me for my review.

1.	I have read and understand the Code and will comply with these policies and procedures during the course of my association with the Firm.

2.	I agree to promptly report to IDA’s CCO any violation, or possible violation of this Code, which I become aware.

3.	I understand that a violation of this Code and/or a violation of federal and/or state securities laws will be grounds for disciplinary action as decided by the CCO, which could include but not be limited to dismissal of employment.

4.	I certify I will pre-clear all required personal securities transactions as required by the Code.

5.	I certify I will report all required securities transactions, holdings, gifts, new outside brokerage accounts, political contributions and outside business activities as required by the Code.

6.	I certify that I have executed the Firm’s Insider Trading Acknowledgement Form and agree to comply with the Firm’s Insider Trading Policies and Procedures.

SIGNATURE

DATE